Exhibit 99.1

PRESS RELEASE

ADHEREX REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Research Triangle Park, NC, November 7, 2007—Adherex Technologies Inc. (AMEX:ADH, TSX:AHX), a biopharmaceutical company with a broad portfolio of oncology products under development, today reported its financial results for the third quarter ended September 30, 2007. Unless otherwise indicated, the amounts included in this press release are in U.S. dollars.

Financial Update

The net loss for the quarter ended September 30, 2007 was $3.2 million, or $0.02 loss per share, compared to a net loss of $4.6 million, or $0.09 loss per share, for the quarter ended September 30, 2006. Operating expenses for the quarter ended September 30, 2007 totaled $3.5 million as compared to $4.8 million in the same period in 2006.

The net loss for the nine-month period ended September 30, 2007 was $10.3 million, or $0.09 loss per share, compared to a net loss of $11.7 million, or $0.25 loss per share, for the nine-month period ended September 30, 2006.

Cash, cash equivalents and short-term investments totaled $18.4 million as of September 30, 2007, compared to $5.7 million as of December 31, 2006, with a corresponding increase in working capital of $15.5 million. The increased cash balance reflects the net proceeds of $23.2 million from the equity offering completed in February 2007 offset by expenditures to fund operations.

The selected consolidated financial data presented below are derived from our consolidated financial statements prepared under United States generally accepted accounting principles and are not complete. Specifically, they exclude the accompanying footnotes, which are an integral part of the consolidated financial statements. The complete consolidated financial statements for the quarter ended September 30, 2007 and management’s discussion and analysis of financial condition and results of operations will be made available on Form 10-Q via our website at www.adherex.com.

Corporate Update

During and subsequent to the quarter ended September 30, 2007, Adherex’s accomplishments of note included:

•

The launch of a Phase III trial of sodium thiosulfate (STS) in children with hepatoblastoma (liver cancer) with our collaborative partner, the International Childhood Liver Tumour Strategy Group (known as SIOPEL), a multi-disciplinary group of specialists under the umbrella of the International Society of Pediatric Oncology (SIOP). The trial was opened for patient enrollment in the United Kingdom and additional SIOPEL centers in up to 33 further countries are also expected to participate.

•	Continuation of the ongoing clinical trials, including:

•

The Phase I clinical trial of ADH-1 in combination with three separate chemotherapy agents (docetaxel, capecitabine or carboplatin), which is currently accruing the highest dose level cohort of patients. The Company continues to expect this trial to complete patient enrollment by the end of 2007.

•

The Phase I clinical trial of systemic ADH-1 in combination with isolated limb infusion melphalan for the treatment of melanoma, which is currently accruing the highest projected dose level cohort of patients. The Company continues to expect this trial to complete patient enrollment by the end of 2007.

•

The Phase I clinical trial of eniluracil in combination with 5-FU in North America, which is currently enrolling patients at a dose of 160mg of 5-FU. This trial has required additional dose cohorts due to the ability to administer substantially higher doses of 5-FU than initially anticipated. Further dose escalations may be required to determine the maximum tolerated dose (MTD) of 5-FU. However, the Company continues to expect this trial to complete patient enrollment by the end of 2007. A Phase II clinical trial in breast cancer is planned once the MTD has been determined.

•

The Phase I/II clinical trial of eniluracil in combination with 5-FU in hepatocellular cancer in Asia. This trial is being amended to permit more rapid dose escalations based upon the results of the ongoing Phase I trial in North America. As a result, we would expect to complete patient enrollment in the Phase I portion of this trial approximately three to six months following completion of the North American Phase I trial.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics. We aim to be a leader in developing innovative treatments that address important unmet medical needs in cancer. We currently have multiple products in the clinical stage of development, including eniluracil, ADH-1 and sodium thiosulfate (STS). Eniluracil, an oral dihydropyrimidine dehydrogenase (DPD) inhibitor, was previously under development by GlaxoSmithKline for oncology indications. ADH-1, our lead biotechnology compound, selectively targets N-cadherin, a protein present on certain tumor cells and established blood vessels that feed solid tumors. STS, a drug from our specialty pharmaceuticals pipeline, protects against the disabling hearing loss that can often result from treatment with platinum-based chemotherapy drugs. With a diversified portfolio of unique preclinical and clinical-stage cancer compounds and a management team with expertise in identifying, developing and commercializing novel cancer therapeutics, Adherex is emerging as a pioneering oncology company. For more information, please visit our website at www.adherex.com.

FINANCIAL CHARTS FOLLOW

Adherex Technologies Inc.

Selected Financial Data

(U.S. dollars in thousands except per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)
Condensed Consolidated Balance Sheets:
Assets:
Cash, cash equivalents and short-term investments	$18,401	$5,718
Other current	383	177
Long-term assets	676	733

Total assets	$19,460	$6,628

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$2,109	$4,695
Other long-term liabilities	721	665
Total shareholders’ equity	16,630	1,268

Total liabilities and shareholders’ equity	$19,460	$6,628

	Three Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
Condensed Consolidated Statements of Operations:
Operating expenses:
Research and development	$2,490	$4,096
General and administration	966	673

Loss from operations	(3,456)	(4,769)
Net interest income	254	121

Net loss	$(3,202)	$(4,648)

Net loss per share of common stock, basic and diluted	$(0.02)	$(0.09)

Weighted-average common shares used in computing basic and diluted net loss per common share	128,227	50,382

	Nine Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$8,293	$9,924
General and administration	2,717	2,131

Loss from operations	(11,010)	(12,055)
Net interest income	661	376

Net loss	$(10,349)	$(11,679)

Net loss per share of common stock, basic and diluted	$(0.09)	$(0.25)

Weighted-average common shares used in computing basic and diluted net loss per common share	112,643	46,747

This press release contains forward-looking statements that involve significant risks and uncertainties. The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, those regarding the development plans of the Company and the expected timing or results of our development. We can provide no assurance that such development will proceed as currently anticipated or that the expected timing or results of such development will be realized. We are subject to various risks, including the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our reliance on collaborative partners, our need for additional capital to fund our operations, our history of losses, and other risks inherent in the biopharmaceutical industry. For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

D. Scott Murray

Senior Vice President, Corporate Development

Adherex Technologies Inc.

T: (919) 484-8484

info@adherex.com